Exhibit 99.1

For Release:	Immediate

Contact:	Ted Detrick, Investor Relations — (215) 761-1414
Chris Curran, Media Relations — (215) 470-2414
CIGNA REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS
•	Net income for full year 2008 was $1.05 per share[1], which included a loss of $2.54 per share[1], due to the results from the Guaranteed Minimum Income Benefits (GMIB) business[2] and results from the Guaranteed Minimum Death Benefits business also known as Variable Annuity Death Benefits (VADBe). These businesses have been in run-off since 2000.

•	Adjusted income from operations[3] for full year 2008 was $3.42 per share[1], which included losses of $0.96 per share[1] from VADBe.

•	Adjusted income from operations[3] was $0.49 per share[1] in the quarter, which included losses of $0.71 per share[1] from VADBe.

•	As of December 31, 2008, CIGNA’s subsidiaries were well capitalized and consolidated statutory surplus is anticipated to be in excess of regulatory minimums by approximately $2.8 billion[11].

•	The company currently estimates 2009 earnings per share[1], on an adjusted income from operations3,[10] basis, to be in the range of $3.95 to $4.25 per share[1].
PHILADELPHIA, February 5, 2009 — CIGNA Corporation (NYSE: CI) today reported a net loss of $209 million, or $0.77 per share1, for the fourth quarter of 2008 compared with net income of $263 million, or $0.93 per share1, for the same period last year. The net loss for the fourth quarter of 2008 included losses from the GMIB business2 of $215 million after-tax, or $0.80 per share1 and losses from VADBe of approximately $190 million after-tax, or $0.71 per share1. These losses were primarily related to unfavorable equity market and interest rate movements. Additionally, the fourth quarter 2008 net loss included a special item charge of $35 million after-tax, or $0.13 per share1, related to CIGNA’s cost reduction initiative.
For full year 2008, net income was $292 million, or $1.05 per share1, compared with $1.12 billion, or $3.87 per share1, in 2007. The net income for full year 2008 included losses from the GMIB business2 of $1.58 per share1, losses from VADBe of $0.96 per share1, and special item charges of $0.40 per share1 related to litigation and improving CIGNA’s operating efficiency.
CIGNA’s adjusted income from operations3 for the fourth quarter of 2008 was $132 million, or $0.49 per share1, which included losses of $0.71 per share1 from the VADBe business, compared to adjusted income from operations3 of $294 million, or $1.04 per share1, for the same period last year.
For full year 2008, adjusted income from operations3 was $946 million, or $3.42 per share1, compared with $1.18 billion, or $4.08 per share1, in 2007. The adjusted income from operations3 for full year 2008 included losses of $0.96 per share1 from VADBe.
“In 2008, our Health Care, Group Disability and Life and International operations generated solid results in a challenging economic and competitive environment. The results of our Run-off Reinsurance segment in the second half of the year, although manageable from a capital perspective, were adversely affected by the results in the equity markets,” said H. Edward Hanway, Chairman and Chief Executive Officer of CIGNA Corporation.

“We are committed in 2009 to growing earnings in our ongoing businesses even during these difficult economic times.”
CONSOLIDATED HIGHLIGHTS
The following is a reconciliation of adjusted income from operations3 to net income (after-tax; dollars in millions, except per share amounts):

	Three months ended			Year ended
	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,
	2008	2007	2008	2008

Adjusted income from operations[3]	$132	$294	$246	$946
Net realized investment losses, net of taxes	(92)	(14)	(15)	(110)
GMIB results[2], net of taxes	(215)	(17)	(61)	(437)
Special items[4], net of taxes	(35)	—	—	(111)

Income (Loss) from continuing operations	$(210)	$263	$170	$288
Income from discontinued operations[5]	1	—	1	4

Net income (loss)	$(209)	$263	$171	$292

Adjusted income from operations[3], per share[1]	$0.49	$1.04	$0.89	$3.42

Income (Loss) from continuing operations, per share[1]	$(0.78)	$0.93	$0.62	$1.04

Net income (loss) per share[1]	$(0.77)	$0.93	$0.62	$1.05

•	Consolidated revenues were $4.8 billion for the fourth quarter of 2008 and $4.5 billion for the fourth quarter of 2007.

•	Health care medical claims payable[6] were approximately $713 million at December 31, 2008 and $715 million at December 31, 2007.

•	The company repurchased[7] on the open market approximately 10 million shares for $380 million in 2008.

•	Cash and short term investments at the parent company were approximately $90 million at December 31, 2008 and $885 million at December 31, 2007. CIGNA spent approximately $1.5 billion to acquire Great-West Healthcare on April 1, 2008 through a combination of cash and debt financing.

HIGHLIGHTS OF SEGMENT RESULTS
•	“Adjusted segment earnings (loss)” are adjusted income (loss) from operations[3], as applicable, for each segment (see Exhibit 2).
Health Care
•	This segment includes medical and specialty health care products and services provided on guaranteed cost, retrospectively experience-rated and service-only funding bases. Specialty health care includes behavioral, dental, disease management and pharmacy-related products and services.

Financial Results (dollars in millions, medical membership in thousands):

	Fourth Qtr.	Fourth Qtr.	Third Qtr.	Year ended
	2008	2007	2008	Dec. 31, 2008

Adjusted Segment Earnings, After-Tax	$209	$170	$187	$715
Premiums and Fees	$2,887	$2,650	$2,975	$11,615
Segment Margin, After-Tax[8]	6.3%	5.6%	5.5%	5.4%

Aggregate Medical Membership	11,679	10,169	11,900
•	Fourth quarter 2008 adjusted segment earnings included after-tax earnings of $35 million related to Great-West Healthcare, which was acquired on April 1, 2008. Fourth quarter earnings reflect lower operating expenses primarily due to net favorable expense adjustments, which included a significant reduction in management incentive compensation of $35 million after-tax and also included continued strong contributions from our specialty businesses. These results were tempered by pressure on the guaranteed cost medical loss ratio and lower experience-rated margins.

•	Premiums and fees in fourth quarter 2008 increased approximately 9% relative to fourth quarter 2007 primarily due to the acquisition of Great-West Healthcare, rate increases and higher specialty premiums, partially offset by a decline in guaranteed cost membership.
Disability and Life
•	This segment includes CIGNA’s group disability, life, and accident insurance operations that are managed separately from the health care business.

Financial Results (dollars in millions):

	Fourth Qtr.	Fourth Qtr.	Third Qtr.	Year ended
	2008	2007	2008	Dec. 31, 2008

Adjusted Segment Earnings, After-Tax	$64	$57	$70	$275
Premiums and Fees	$666	$607	$627	$2,562
Segment Margin, After-Tax[8]	8.5%	8.1%	9.7%	9.4%
•	Earnings in the quarter include $16 million of favorable items related to expense and reinsurance adjustments. Excluding these items, earnings in the quarter primarily reflect unfavorable loss experience. Overall, margins for full year 2008 were strong. Third quarter and full year 2008 results included a net favorable impact related to reserve studies of $5 million and $16 million after-tax, respectively.

International
•	This segment includes CIGNA’s life, accident and supplemental health insurance and expatriate benefits businesses operating in select international markets.

Financial Results (dollars in millions):

	Fourth Qtr.	Fourth Qtr.	Third Qtr.	Year ended
	2008	2007	2008	Dec. 31, 2008

Adjusted Segment Earnings, After-Tax	$44	$45	$44	$188
Premiums and Fees	$448	$496	$471	$1,870
Segment Margin, After-Tax[8]	9.3%	8.6%	8.8%	9.6%
•	Adjusted segment earnings in the quarter reflect strong margins in both the life, accident, and supplemental health insurance and the expatriate benefit businesses. Fourth quarter, third quarter and full year 2008 results include a net unfavorable after-tax impact from currency movements of $8 million, $4 million and $13 million respectively, primarily due to currency movements in South Korea, CIGNA’s largest non-U.S. market.
Other Segments
•	Adjusted segment earnings (losses) for CIGNA’s remaining operations are presented below (after-tax, dollars in millions):

	Fourth Qtr.	Fourth Qtr.	Third Qtr.	Year ended
	2008	2007	2008	Dec. 31, 2008

Run-off Reinsurance[9]	$(179)	$27	$(44)	$(209)
Other Operations	$23	$24	$20	$87
Corporate	$(29)	$(29)	$(31)	$(110)
•	Run-off Reinsurance results for the quarter include reserve strengthening of approximately $190 million after-tax related to the VADBe business, primarily due to decline in the equity markets and volatility related impacts, partially offset by favorable claim development for the workers compensation and personal accident businesses.
OUTLOOK
•	CIGNA currently estimates full year 2009 consolidated adjusted income from operations3,[10] to be in the range of $1.08 billion to $1.15 billion, or $3.95 to $4.25 per share[1]. This outlook includes an assumption that VADBe results will be approximately break-even for full-year 2009. This assumption reflects management’s view that the long-term reserve assumptions are appropriate and that equity market conditions and volatility will return to more normal levels in 2009.
•	CIGNA currently estimates full year 2009 adjusted income from operations3,[10] for the Health Care segment to be in the range of $700 million to $760 million.

•	CIGNA’s earnings and earnings per share[1] outlooks exclude the impact of any future stock repurchase[7].

•	Full year 2009 medical membership is expected to decline by approximately 3%.

•	Management will provide additional information about the 2009 earnings outlook on CIGNA’s fourth quarter 2008 earnings call.

The foregoing statements represent management’s current estimate of CIGNA’s 2009 consolidated and Health Care segment adjusted income from operations3,10 as of the date of this release. Actual results may differ materially depending on a number of factors, and investors are urged to read the Cautionary Statement included in this release for a description of those factors. Management does not assume any obligation to update these estimates.
This quarterly earnings release and the Quarterly Statistical Supplement inclusive of the Investment Supplement are available on CIGNA’s website in the Investor Relations, Most Recent Disclosures section (http://www.cigna.com/about_us/investor_relations/recent_disclosures.html). A link to the conference call, on which management will review fourth quarter and full year 2008 results and discuss full year 2009 outlook is available in the Investor Relations, Event Calendar section of CIGNA’s website (http://www.cigna.com/about_us/investor_relations/events.html).
Notes:
1.	Earnings per share (EPS) are on a diluted basis.

2.	Effective January 1, 2008, CIGNA adopted Statement of Financial Accounting Standards No. 157 (SFAS No. 157), entitled “Fair Value Measurements”, which clarifies the measurement of and expands disclosures regarding the fair valuing of certain assets and liabilities. At adoption of SFAS No. 157, there were no effects to CIGNA’s measurements of fair values for financial instruments other than for assets and liabilities for reinsurance contracts covering GMIB. Accordingly, CIGNA recorded, in first quarter 2008, an after-tax charge of $131 million in the GMIB business related to adoption of SFAS No. 157. The implementation and prospective application of SFAS No. 157 would not represent management’s expectation of the ultimate payout. Changes in underlying contractholder account values, interest rates, stock market volatility, and other factors may result in changes to the amount that will be required to ultimately settle the Company’s obligations and/or to the fair value assumptions, which could result in a material adverse or favorable impact on the Run-off Reinsurance segment and CIGNA’s results of operations.

3.	CIGNA measures the financial results of its segments using Segment Earnings (Loss), which is defined as income (loss) from continuing operations before net realized investment results. Adjusted income (loss) from operations is defined as segment earnings excluding special items (which are identified and quantified in Note 4) and beginning in 2008, also excludes results of CIGNA’s GMIB business, which are more volatile after the implementation of SFAS No. 157 and more difficult to project into the future. Prior period results have been restated to conform to the new presentation. Adjusted income (loss) from operations is a measure of profitability used by CIGNA’s management because it presents the underlying results of operations of CIGNA’s businesses and permits analysis of trends in underlying revenue, expenses and net income. This measure is not determined in accordance with generally accepted accounting principles (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measures, which are segment earnings (loss), income from continuing operations, and net income. See Exhibit 2 for a reconciliation of adjusted income (loss) from operations to segment earnings (loss), income from continuing operations, and consolidated net income.

4.	Special items included in net income and segment earnings (loss), but excluded from adjusted income (loss) from operations, adjusted segment earnings, and the calculation of segment margins are:

Fourth Quarter 2008
•	After-tax charge of $35 million related to CIGNA’s cost reduction initiative.
Year ended December 31, 2008
•	After-tax charge of $76 million related to litigation matters and $35 million after-tax charge related to CIGNA’s cost reduction initiative.
5.	The discontinued operations included in net income are:

Fourth Quarter 2008 and Third Quarter 2008
•	Primarily due to after-tax benefit of $1 million related to past divestitures.
Year ended December 31, 2008
•	After-tax benefit of $4 million primarily related to divestitures.

6.	Health care medical claims payable are presented net of reinsurance and other recoverables. The gross health care medical claims payable balance was $924 million as of December 31, 2008 and $975 million as of December 31, 2007.

7.	Repurchases may from time to time be made pursuant to written trading plans under Rule 10b5-1, which permit shares to be repurchased when CIGNA might otherwise be precluded from doing so under insider trading laws or because of self-imposed trading blackout periods.

8.	Segment margins in this press release are calculated by dividing adjusted segment earnings by segment revenues. Segment margins including special items for Health Care were 5.4% for the three months ended December 31, 2008 and 5.0% for the year ended December 31, 2008. Segment margins including special items for Disability and Life were 8.2% for the three months ended December 31, 2008 and 9.3% for the year ended December 31, 2008. Segment margins including special items for International were 8.1% for the three months ended December 31, 2008 and 9.3% for the year ended December 31, 2008.

9.	Effective January 1, 2008, CIGNA changed its segment presentation to exclude results of the GMIB business from the Run-off Reinsurance segment. Prior period results have been restated to conform to the new segment presentation.

10.	Information is not available for management (1) to reasonably estimate future net realized investment gains (losses) or (2) to reasonably estimate future GMIB business results due in part to interest rate and stock market volatility and other internal and external factors; therefore it is not possible to provide a forward-looking reconciliation of adjusted income from operations to income from continuing operations. Special items for 2009 may include potential charges associated with CIGNA’s continuing cost reduction initiative. Information is not available for management to identify, other than these items, or reasonably estimate 2009 special items.

11.	The $2.8 billion calculation is based on the approximate capital and surplus of CIGNA’s regulated subsidiaries that is in excess of the Authorized Control Level under the Risk Based Capital calculation.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The Company and its representatives may from time to time make written and oral forward-looking statements, including statements contained in press releases, in the Company’s filings with the Securities and Exchange Commission, in its reports to shareholders and in meetings with analysts and investors. Forward-looking statements may contain information about financial prospects, economic conditions, trends and other uncertainties. These forward-looking statements are based on management’s beliefs and assumptions and on information available to management at the time the statements are or were made. Forward-looking statements include but are not limited to the information concerning possible or assumed future business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, trends and, in particular, the Company’s productivity initiatives, litigation and other legal matters, operational improvement in the health care operations, and the outlook for the Company’s full year 2009 results. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe”, “expect”, “plan”, “intend”, “anticipate”, “estimate”, “predict”, “potential”, “may”, “should” or similar expressions.
You should not place undue reliance on these forward-looking statements. The Company cautions that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause actual results to differ materially from the forward-looking statements include:
1.	increased medical costs that are higher than anticipated in establishing premium rates in the Company’s health care operations, including increased use and costs of medical services;

2.	increased medical, administrative, technology or other costs resulting from new legislative and regulatory requirements imposed on the Company’s employee benefits businesses;

3.	challenges and risks associated with implementing operational improvement initiatives and strategic actions in the ongoing business operations, including those related to: (i) offering products that meet emerging market needs, (ii) strengthening underwriting and pricing effectiveness, (iii) strengthening medical cost and medical membership results, (iv) delivering quality member and provider service using effective technology solutions, (v) lowering administrative costs, and (vi) transitioning to an integrated operating company model, including operating efficiencies related to the transition;

4.	risks associated with pending and potential state and federal class action lawsuits, disputes regarding reinsurance arrangements, other litigation and regulatory actions challenging the Company’s businesses, government investigations and proceedings, and tax audits;

5.	heightened competition, particularly price competition, which could reduce product margins and constrain growth in the Company’s businesses, primarily the health care business;

6.	risks associated with the Company’s mail order pharmacy business which, among other things, includes any potential operational deficiencies or service issues as well as loss or suspension of state pharmacy licenses;

7.	significant changes in interest rates for a sustained period of time;

8.	downgrades in the financial strength ratings of the Company’s insurance subsidiaries, which could, among other things, adversely affect new sales and retention of current business;

9.	limitations on the ability of the Company’s insurance subsidiaries to dividend capital to the parent company as a result of downgrades in the subsidiaries’ financial strength ratings, changes in statutory reserve or capital requirements or other financial constraints;

10.	inability of the program adopted by the Company to substantially reduce equity market risks for reinsurance contracts that guarantee minimum death benefits under certain variable annuities (including possible market difficulties in entering into appropriate futures contracts and in matching such contracts to the underlying equity risk);

11.	adjustments to the reserve assumptions (including lapse, partial surrender, mortality, interest rates and volatility) used in estimating the Company’s liabilities for reinsurance contracts covering guaranteed minimum death benefits under certain variable annuities;

12.	adjustments to the assumptions (including annuity election rates and amounts collectible from reinsurers) used in estimating the Company’s assets and liabilities for guaranteed minimum income benefits under certain variable annuities;

13.	significant stock market declines, which could, among other things, result in increased expenses for guaranteed minimum income benefit contracts, guaranteed minimum death benefit contracts and pension expenses for the Company’s pension plan in future periods as well as the recognition of additional pension obligations;

14.	unfavorable claims experience related to workers’ compensation and personal accident exposures of the run-off reinsurance business, including losses attributable to the inability to recover claims from retrocessionaires;

15.	significant deterioration in economic conditions and significant market volatility, which could have an adverse effect on the Company’s operations, investments, liquidity and access to capital markets;

16.	significant deterioration in economic conditions and significant market volatility, which could have an adverse effect on the businesses of our customers (including the amount and type of healthcare services provided to their workforce and our customers’ ability to pay receivables) and our vendors (including their ability to provide services);

17.	changes in public policy and in the political environment, which could affect state and federal law, including legislative and regulatory proposals related to health care issues, which could increase cost and affect the market for the Company’s health care products and services; and amendments to income tax laws, which could affect the taxation of employer provided benefits, and pension legislation, which could increase pension cost;

18.	potential public health epidemics and bio-terrorist activity, which could, among other things, cause the Company’s covered medical and disability expenses, pharmacy costs and mortality experience to rise significantly, and cause operational disruption, depending on the severity of the event and number of individuals affected;

19.	risks associated with security or interruption of information systems, which could, among other things, cause operational disruption;

20.	challenges and risks associated with the successful management of the Company’s outsourcing projects or key vendors, including the agreement with IBM for provision of technology infrastructure and related services;

21.	the ability to successfully integrate and operate the businesses acquired from Great-West by, among other things, renewing insurance and administrative services contracts on competitive terms, retaining and growing membership, realizing revenue, expense and other synergies, successfully leveraging the information technology platform of the acquired businesses, and retaining key personnel; and

22.	the ability of the Company to execute its growth plans by successfully managing Great-West Healthcare’s outsourcing projects and leveraging the Company’s capabilities and those of the business acquired from Great-West to further enhance the combined organization’s network access position, underwriting effectiveness, delivery of quality member and provider service, and increased penetration of its membership base with differentiated product offerings.
This list of important factors is not intended to be exhaustive. Other sections of the Company’s most recent Annual Report on Form 10-K, including the “Risk Factors” section, the quarterly reports on Form 10-Q for the quarter ended March 31, 2008, June 30, 2008 and September 30, 2008 and other documents filed with the Securities and Exchange Commission include both expanded discussion of these factors and additional risk factors and uncertainties that could preclude the Company from realizing the forward-looking statements. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 1
CIGNA CORPORATION
COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

REVENUES

Premiums and fees	$4,038	$3,799	$16,203	$15,008
Net investment income	261	274	1,063	1,114
Mail order pharmacy revenues	322	292	1,204	1,118
Other revenues (1)	338	112	801	368
Net realized investment gains (losses)	(142)	(22)	(170)	15

Total	$4,817	$4,455	$19,101	$17,623

ADJUSTED INCOME (LOSS) FROM OPERATIONS (2)
Health Care	$209	$170	$715	$679
Disability and Life	64	57	275	248
International	44	45	188	174
Run-off Reinsurance	(179)	27	(209)	80
Other Operations	23	24	87	104
Corporate	(29)	(29)	(110)	(107)

Total	$132	$294	$946	$1,178

NET INCOME (LOSS)
Segment Earnings (Loss)
Health Care (4) (5)	$182	$170	$664	$679
Disability and Life (5)	62	57	273	254
International (5)	38	45	182	176
Run-off Reinsurance (3)	(394)	10	(646)	(11)
Other Operations	23	24	87	109
Corporate (4)	(29)	(29)	(162)	(97)

Total	(118)	277	398	1,110
Net realized investment gains (losses), net of taxes	(92)	(14)	(110)	10

Income (loss) from continuing operations	(210)	263	288	1,120
Income (loss) from discontinued operations	1	—	4	(5)

Net income (loss)	$(209)	$263	$292	$1,115

DILUTED EARNINGS PER SHARE:

Adjusted income from operations (2)	$0.49	$1.04	$3.42	$4.08
Results of guaranteed minimum income benefits business, after-tax (3)	(0.80)	(0.06)	(1.58)	(0.32)
Net realized investment gains (losses), net of taxes	(0.34)	(0.05)	(0.40)	0.03
Special item(s), after-tax (4) (5)	(0.13)	—	(0.40)	0.08

Income (loss) from continuing operations	(0.78)	0.93	1.04	3.88
Income (loss) from discontinued operations	0.01	—	0.01	(0.01)

Net income (loss)	$(0.77)	$0.93	$1.05	$3.87

Weighted average shares (in thousands)	270,112	282,683	276,802	288,332

SHAREHOLDERS’ EQUITY at December 31:			$3,592	$4,748

SHAREHOLDERS’ EQUITY PER SHARE at December 31:			$13.25	$16.98

(1)	Includes a pre-tax gain of $215 million for the fourth quarter of 2008, a pre-tax gain of $333 million for the year ended December 31, 2008, a pre-tax gain of $14 million for the fourth quarter of 2007, and a pre-tax loss of $32 million for the year ended December 31, 2007 from futures contracts entered into as part of a program to manage equity risks in CIGNA’s run-off reinsurance operations. CIGNA recorded corresponding offsets in benefits and expenses to adjust liabilities for reinsured guaranteed minimum death benefit contracts.

(2)	Adjusted income (loss) from operations is segment earnings (loss) (income (loss) from continuing operations before net realized investment gains (losses)) excluding results of CIGNA’s guaranteed minimum income benefits business and special items. See Exhibit 2 for a detailed reconciliation of adjusted income (loss) from operations to segment earnings (loss), consolidated income from continuing operations and consolidated net income presented in accordance with generally accepted accounting principles.

(3)	The year ended December 31, 2008 includes a pre-tax charge of $202 million ($131 million after-tax) on the adoption of SFAS No. 157 for guaranteed minimum income benefit contracts recorded in the first quarter of 2008. The year ended December 31, 2007 includes a pre-tax charge of $86 million ($56 million after-tax) related to guaranteed minimum income benefits reserves recorded in the second quarter of 2007.

(4)	The year ended December 31, 2008 includes a pre-tax charge of $80 million ($52 million after-tax) in Corporate for the second quarter of 2008 and a pre-tax charge of $37 million ($24 million after-tax) in Health Care for the first quarter of 2008, both of which related to litigation matters. The year ended December 31, 2007 includes an income tax benefit of $23 million for the third quarter of 2007 related to the completion of an IRS examination.

(5)	The fourth quarter and year ended December 31, 2008 includes a pre-tax charge of $55 million ($35 million after-tax) related to the cost reduction program.

- Pre-tax charge of $44 million ($27 million after-tax) in Health Care; pre-tax charge of $3 million ($2 million after-tax) in Disability and Life; and pre-tax charge of $8 million ($6 million after-tax) in International.

Exhibit 2
CIGNA Corporation
Supplemental Financial Information (unaudited)
Reconciliation of Adjusted Income from Operations to GAAP Net Income
(Dollars in millions, except per share amounts)

	Diluted
	Earnings									Disability						Run-off			Other
	Per Share (1)			Consolidated			Health Care			& Life			International			Reinsurance			Operations			Corporate
Quarterly Results:	4Q08 *	4Q07	3Q08	4Q08	4Q07	3Q08	4Q08	4Q07	3Q08	4Q08	4Q07	3Q08	4Q08	4Q07	3Q08	4Q08	4Q07	3Q08	4Q08	4Q07	3Q08	4Q08	4Q07	3Q08

Adjusted income (loss) from operations (2)	$0.49	$1.04	$0.89	$132	$294	$246	$209	$170	$187	$64	$57	$70	$44	$45	$44	$(179)	$27	$(44)	$23	$24	$20	$(29)	$(29)	$(31)

Results of guaranteed minimum income benefits business, excluding charge on adoption of SFAS No. 157	(0.80)	(0.06)	(0.22)	(215)	(17)	(61)	—	—	—	—	—	—	—	—	—	(215)	(17)	(61)	—	—	—	—	—	—

Special item(s), after-tax:
Charge for cost reduction program (3)	(0.13)	—	—	(35)	—	—	(27)	—	—	(2)	—	—	(6)	—	—	—	—	—	—	—	—	—	—	—

Segment earnings (loss) (2)	(0.44)	0.98	0.67	(118)	277	185	$182	$170	$187	$62	$57	$70	$38	$45	$44	$(394)	$10	$(105)	$23	$24	$20	$(29)	$(29)	$(31)

Net realized investment gains (losses), net of taxes	(0.34)	(0.05)	(0.05)	(92)	(14)	(15)

Income (loss) from continuing operations (4)	(0.78)	0.93	0.62	(210)	263	170
Income (loss) from discontinued operations	0.01	—	—	1	—	1

Net income (loss) (4)	$(0.77)	$0.93	$0.62	$(209)	$263	$171

	Diluted
	Earnings						Disability				Run-off		Other
	Per Share (1)		Consolidated		Health Care		& Life		International		Reinsurance		Operations		Corporate
Year Ended December 31,	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007

Adjusted income (loss) from operations (2)	$3.42	$4.08	$946	$1,178	$715	$679	$275	$248	$188	$174	$(209)	$80	$87	$104	$(110)	$(107)

Results of guaranteed minimum income benefits business, after-tax:
Charge on adoption of SFAS No. 157	(0.47)	—	(131)	—	—	—	—	—	—	—	(131)	—	—	—	—	—
Results of guaranteed minimum income benefits business, excluding charge on adoption of SFAS No. 157 (5)	(1.11)	(0.32)	(306)	(91)	—	—	—	—	—	—	(306)	(91)	—	—	—	—

Total	(1.58)	(0.32)	(437)	(91)	—	—	—	—	—	—	(437)	(91)	—	—	—	—

Special item(s), after-tax:
Charge for cost reduction program (3)	(0.13)	—	(35)	—	(27)	—	(2)	—	(6)	—	—	—	—	—	—	—
Charges associated with litigation matters (6)	(0.27)	—	(76)	—	(24)	—	—	—	—	—	—	—	—	—	(52)	—
Income tax benefit related to the completion of an IRS examination (7)	—	0.08	—	23	—	—	—	6	—	2	—	—	—	5	—	10

Segment earnings (loss) (2)	1.44	3.85	398	1,110	$664	$679	$273	$254	$182	$176	$(646)	$(11)	$87	$109	$(162)	$(97)

Net realized investment gains (losses), net of taxes	(0.40)	0.03	(110)	10

Income from continuing operations (4)	1.04	3.88	288	1,120
Income (loss) from discontinued operations	0.01	(0.01)	4	(5)

Net income (4)	$1.05	$3.87	$292	$1,115

(1)	All earnings per share figures have been adjusted to reflect the three-for-one stock split of CIGNA’s common shares effective June 4, 2007.

(2)	CIGNA measures the financial results of its segments using “segment earnings (loss),” which is defined as income (loss) from continuing operations before net realized investment gains (losses). Adjusted income (loss) from operations is defined as segment earnings excluding special items, and beginning in 2008, also excludes results of CIGNA’s guaranteed minimum income benefit business. Prior period results have been reclassified to conform to the new presentation.

(3)	The fourth quarter of 2008 and year ended December 31, 2008 includes a pre-tax charge of $55 million ($35 million after-tax) related to the cost reduction program.

(4)	Income from continuing operations and net income are presented in accordance with generally accepted accounting principles (GAAP).

(5)	The year ended December 31, 2007 includes a pre-tax charge of $86 million ($56 million after-tax) related to guaranteed minimum income benefits reserves recorded in the second quarter of 2007.

(6)	The year ended December 31, 2008 includes a pre-tax charge of $80 million ($52 million after-tax) in Corporate for the second quarter of 2008 and a pre-tax charge of $37 million ($24 million after-tax) in Health Care for the first quarter of 2008, both of which related to litigation matters.

(7)	The year ended December 31, 2007 includes an income tax benefit of $23 million for the third quarter of 2007 related to the completion of an IRS examination.

*	Because of the overall loss from continuing operations for the three months ended December 31, 2008 (including the special items above), the number of shares used to compute EPS for those periods does not reflect the dilution caused by common stock equivalents (i.e., stock options and restricted stock grants). Such common stock equivalents are excluded from the computation for the fourth quarter of 2008 but their effect did not result in a change to CIGNA’s reported loss per share.